UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2019

FlexShopper, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(855) 353-9289

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 25, 2019, FlexShopper, LLC (the “Borrower”), a wholly-owned subsidiary of FlexShopper, Inc. (“FlexShopper”), entered into a letter agreement with 122 Partners, LLC (the “Commitment Letter”), pursuant to which the Borrower issued a subordinated promissory note to 122 Partners, LLC (the “Note”) in the principal amount of $1,000,000. H. Russell Heiser, Jr., FlexShopper’s Chief Executive Officer, is a member of 122 Partners, LLC. Proceeds from the Note issuance will be used to fund the Company’s continued growth.

Payment of principal and accrued interest under the Note is due and payable by the Borrower on April 30, 2020 and the Borrower can prepay principal and interest at any time without penalty. Amounts outstanding under the Note bear interest at a rate equal to five percent (5.00%) per annum in excess of the non-default rate of interest from time to time in effect under that certain Credit Agreement dated as of March 6, 2015 among FlexShopper 2, LLC, Wells Fargo Bank, National Association, WE 2014-1, LLC and the lenders party thereto (the “Senior Credit Facility”). Obligations under the Note are subordinated to obligations under the Senior Credit Facility. The Note is subject to customary representations and warranties and events of default. If an event of default occurs and is continuing, the Borrower may be required to repay all amounts outstanding under the Note. Obligations under the Note are secured by essentially all of the Borrower’s assets, subject to rights of the lenders under the Senior Credit Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

January 25, 2019	By:	/s/ Brad Bernstein
Brad Bernstein, Chief Executive Officer

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